   As filed with the Securities and Exchange Commission on November 2, 2001
                                   Registration Nos. 333-68508 and 333-68508-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------

               TYCO INTERNATIONAL LTD.                             TYCO INTERNATIONAL GROUP S.A.
(Exact name of registrant as specified in its charter) (Exact name of registrant as specified in its charter)
                       Bermuda                                               Luxembourg
             (State or other jurisdiction                           (State or other jurisdiction
          of incorporation or organization)                      of incorporation or organization)
                    Not Applicable                                         Not Applicable
         (I.R.S. Employer Identification No.)                   (I.R.S. Employer Identification No.)
           The Zurich Centre, Second Floor                             6, avenue Emile Reuter
                  90 Pitts Bay Road                                         Second Floor
               Pembroke HM 08, Bermuda                                   L-2420 Luxembourg
                   (441) 292-8674*                                        (352) 46-43-40-1
          (Address, including zip code, and                      (Address, including zip code, and
        telephone number, including area code,                 telephone number, including area code,
     of registrant's principal executive offices)           of registrant's principal executive offices)

                               -----------------

                                Mark H. Swartz
                       c/o Tyco International (US) Inc.
                                 One Tyco Park
                          Exeter, New Hampshire 03833
                                (603) 778-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

* Tyco International Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.
                               -----------------

                                  Copies to:
                Meredith B. Cross              Fati Sadeghi
            Wilmer, Cutler & Pickering   Senior Corporate Counsel
               2445 M Street, N.W.     Tyco International (US) Inc.
              Washington, D.C. 20037          One Tyco Park
                  (202) 663-6000       Exeter, New Hampshire 03833
                                              (603) 778-9700

                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1

   Tyco International Ltd. ("Tyco") and Tyco International Group S.A. (the "Company") hereby amend the Registrants' Registration Statement on Form S-3, File Nos. 333-68508 and 333-68508-01, for the purpose of filing Exhibits 1, 4.4, 5.1, 5.2 and 5.3.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
  No.                                                 Description
-------                                               -----------

  1     Underwriting Agreement, dated October 23, 2001, among Tyco, the Company and the Representatives of the Underwriters named therein, relating to the Company's 6.375% Notes due 2011

  3.1   Tyco's Memorandum of Association (incorporated by reference to Exhibit 3.1 to Tyco's Annual Report on Form 10-K for the year ended December 31, 1992)

  3.2   Tyco's Certificate of Incorporation on change of name (incorporated by reference to Exhibit 3.2 to
        Tyco's Current Report on Form 8-K filed July 10, 1997)

  3.3   Bye-Laws of Tyco (incorporated by reference to Exhibit 3.1 to Tyco's Quarterly Report on Form 10-Q
        filed May 11, 2001)

  3.4   Restated Articles of Association of the Company (incorporated by reference to the Registrants' Form
        S-4 filed December 21, 1999 (File Nos. 333-93307 and 333-93307-01))

  4.1   Form of Senior Indenture (incorporated by reference to Exhibit 4.1 to the Registrants' Post-Effective
        Amendment No. 1 to Form S-3 filed June 9, 1998 (File Nos. 333-50855 and 333-50855-01))

  4.4   Supplemental Indenture No. 20, dated as of October 26, 2001, among the Company, Tyco and The Bank of New York, as Trustee, relating to the Company's 6.375% Notes due 2011

  5.1   Opinion of Appleby Spurling & Kempe

  5.2   Opinion of Beghin & Feider in association with Allen & Overy

  5.3   Opinion of Wilmer, Cutler & Pickering

 12     Tyco International Ltd. Computation of Ratio of Earnings to Fixed Charges*

 23.1   Consent of PricewaterhouseCoopers*

 23.2   Consent of Arthur Andersen LLP*

 23.3   Consent of KPMG LLP*

 23.4   Consent of Appleby Spurling & Kempe (contained in the opinion filed as Exhibit 5.1 hereto)

 23.5   Consent of Beghin & Feider in association with Allen & Overy (contained in the opinion filed as Exhibit
        5.2 hereto)

 23.6   Consent of Wilmer, Cutler & Pickering (contained in the opinion filed as Exhibit 5.3 hereto)

 24     Powers of Attorney*

 25.1   Statement of Eligibility of Trustee on Form T-1 for Senior Indenture*

--------
* Previously filed.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-68508 and 333-68508-01) to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 2nd day of November, 2001.

                                          TYCO INTERNATIONAL LTD.

                                                     /S/ MARK H. SWARTZ
                                          By: _________________________________
                                                       Mark H. Swartz
                                                Executive Vice President and
                                                  Chief Financial Officer
                                                  (Principal Financial and
                                                    Accounting Officer)

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-68508 and 333-68508-01) has been signed by the following persons on November 2, 2001 in the capacities indicated below.

               Signature                                   Title
               ---------                                   -----

                                        Chairman of the Board, President, Chief
                   *                      Executive Officer and Director (Principal
---------------------------------------   Executive Officer)
          L. Dennis Kozlowski

                                        Director
                   *
---------------------------------------
          Lord Ashcroft KCMG

                   *                    Director
---------------------------------------
           Joshua M. Berman

                   *                    Director
---------------------------------------
           Richard S. Bodman

                   *                    Director
---------------------------------------
             John F. Fort

                   *                    Director
---------------------------------------
            Stephen W. Foss

                   *                    Director
---------------------------------------
             Wendy E. Lane

                   *                    Director
---------------------------------------
         James S. Pasman, Jr.

               Signature                                   Title
               ---------                                   -----

                   *                    Director
---------------------------------------
           W. Peter Slusser

          /S/ MARK H. SWARTZ            Director, Executive Vice President and Chief
---------------------------------------   Financial Officer (Principal Financial and
            Mark H. Swartz                Accounting Officer)

                   *                    Director
---------------------------------------
          Frank E. Walsh, Jr.

                   *                    Director
---------------------------------------
            Joseph F. Welch


*By: /S/ MARK H. SWARTZ
     ----------------------------------
     Mark H. Swartz
     ATTORNEY-IN-FACT

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-68508 and 333-68508-01) to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on the 2nd day of November, 2001.

                                          TYCO INTERNATIONAL GROUP S.A.

                                                             *
                                          By: _________________________________
                                                    Kevin O'Kelly-Lynch
                                                     Managing Director
                                                    (Principal Financial
                                                  and Accounting Officer)

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Nos. 333-68508 and 333-68508-01) has been signed by the following persons on November 2, 2001 in the capacities indicated below.

               Signature                      Title
               ---------                      -----

                   *                    Managing Director
---------------------------------------
          Kevin O'Kelly-Lynch

                   *                    Managing Director
---------------------------------------
         Michelangelo Stefani

                   *                    Director
---------------------------------------
           Alastair Macgowan




*By: /S/ MARK H. SWARTZ
     ----------------------------------
     Mark H. Swartz
     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

Exhibit
  No.                                                Description
-------                                              -----------
  1     Underwriting Agreement, dated October 23, 2001, among Tyco, the Company and the
        Representatives of the Underwriters named therein, relating to the Company's 6.375% Notes due
        2011

  3.1   Tyco's Memorandum of Association (incorporated by reference to Exhibit 3.1 to Tyco's Annual
        Report on Form 10-K for the year ended December 31, 1992)

  3.2   Tyco's Certificate of Incorporation on change of name (incorporated by reference to Exhibit 3.2 to
        Tyco's Current Report on Form 8-K filed July 10, 1997)

  3.3   Bye-Laws of Tyco (incorporated by reference to Exhibit 3.1 to Tyco's Quarterly Report on Form
        10-Q filed May 11, 2001)

  3.4   Restated Articles of Association of the Company (incorporated by reference to the Registrants' Form
        S-4 filed December 21, 1999 (File Nos. 333-93307 and 333-93307-01))

  4.1   Form of Senior Indenture (incorporated by reference to Exhibit 4.1 to the Registrants' Post-Effective
        Amendment No. 1 to Form S-3 filed June 9, 1998 (File Nos. 333-50855 and 333-50855-01))

  4.4   Supplemental Indenture No. 20, dated as of October 26, 2001, among the Company, Tyco and The
        Bank of New York, as Trustee, relating to the Company's 6.375% Notes due 2011

  5.1   Opinion of Appleby Spurling & Kempe

  5.2   Opinion of Beghin & Feider in association with Allen & Overy

  5.3   Opinion of Wilmer, Cutler & Pickering

 12     Tyco International Ltd. Computation of Ratio of Earnings to Fixed Charges*

 23.1   Consent of PricewaterhouseCoopers*

 23.2   Consent of Arthur Andersen LLP*

 23.3   Consent of KPMG LLP*

 23.4   Consent of Appleby Spurling & Kempe (contained in the opinion filed as Exhibit 5.1 hereto)

 23.5   Consent of Beghin & Feider in association with Allen & Overy (contained in the opinion filed as
        Exhibit 5.2 hereto)

 23.6   Consent of Wilmer, Cutler & Pickering (contained in the opinion filed as Exhibit 5.3 hereto)

 24     Powers of Attorney*

 25.1   Statement of Eligibility of Trustee on Form T-1 for Senior Indenture*

--------
* Previously filed.